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                                                                    Exhibit 3(b)
                                                                    ------------



                           AMENDMENTS TO THE BY-LAWS
                           -------------------------

                                      OF
                                      --

                               THE RIVAL COMPANY
                               -----------------

     On May 14, 1997, the Board of Directors amended the By-laws of the Company by adding to Article II of the By-laws a new Section 12 and Section 13, to read in their entirety as follows:


     Section 12.  Action By Written Consent
                  -------------------------

     (a) Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     (b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the

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action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded, to the attention of the Secretary of the corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

     (c) In the event of the delivery to the corporation of a written consent or consents purporting to authorize or take corporate action and/or any related revocation or revocations, the Secretary of the corporation shall provide for the safekeeping of such consents and revocations and shall as soon as practicable thereafter conduct such reasonable investigation as the Secretary deems necessary or appropriate for the purpose of ascertaining the validity of such consents and revocations and all matters incident thereto, including, without limitation, whether the holders of shares having the requisite voting power to authorize or take the action specified in the consents have given consents. Alternatively, the Board of Directors in its sole discretion may appoint one or more inspectors of elections to conduct such investigation.

     (d) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated written consent received in the manner provided in Section 12(b), a written consent or consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner provided in
Section 12(b).


     Section 13. Advance Notice of Stockholder Nominations and Stockholder Proposals.
                  ---------------------------------------------------------

     (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation at any meeting of stockholders at which directors are to be elected. Nominations of persons for election to the Board of Directors may be made at any such meeting of stockholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of record of the corporation who is entitled to vote in the election of directors at such meeting and who complies with the notice procedures set forth in Section 13(b).

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     (b)  If a stockholder proposes to nominate one or more candidates for election as directors at a meeting of stockholders at which directors are to be elected, the stockholder must give timely notice thereof in proper written form to the Secretary of the corporation, in addition to complying with any other applicable requirements. To be timely, the stockholder's notice must be delivered to the Secretary at the principal executive offices of the corporation not less than sixty (60) days prior to the date scheduled for such meeting; provided, however, that if notice or public announcement of the scheduled date of the meeting is not given or made at least seventy (70) days prior to the date scheduled for the meeting, such stockholder's notice must be so delivered to the Secretary not more than ten (10) days following the day on which such notice of meeting was mailed or such public announcement was made, whichever is earlier. In no event shall the postponement, deferral or adjournment of a stockholders' meeting commence a new time period for the giving of notice by a stockholder as described above. For purposes of this Section, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          To be in proper written form, a stockholder's notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person,
(C) the class and number of shares of capital stock of the corporation that are owned beneficially and owned of record by the person and (D) any other information concerning the person that would be required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies for the election of such person as a director under Section 14 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the corporation's books, of such stockholder, (B) the name and address of the beneficial owner, if any, on whose behalf the nomination(s) are made, (C) the class and number of shares of capital stock of the corporation that are owned beneficially and owned of record by such stockholder and any such beneficial owner, (D) a description of all arrangements or understandings between such stockholder or beneficial owner and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (E) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated

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thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     (c) No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of record of the corporation who is entitled to vote at such meeting and who complies with the notice procedures set forth in Section 13(d). Any business to be brought before the annual meeting by any stockholder must also be a proper matter for stockholder action.

     (d) If a stockholder proposes to bring business before an annual meeting of stockholders, the stockholder must give timely notice thereof in proper written form to the Secretary of the corporation, in addition to complying with any other applicable requirements. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the corporation within the period specified in Section 13(b) hereof. In no event shall the postponement, deferral or adjournment of a stockholders' meeting commence a new time period for the giving of notice by a stockholder.

          To be in proper written form, a stockholder's notice to the Secretary must set forth (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of such stockholder, (iii) the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iv) the class and number of shares of capital stock of the corporation that are owned beneficially and owned of record by such stockholder and any such beneficial owner, (v) a description of all arrangements or understandings between such stockholder or beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (vi) a description of any material financial or other interest of such stockholder or beneficial owner in such proposal and (vii) any other information that would be required to be disclosed in a proxy statement soliciting proxies for approval of the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

     (e) The Board of Directors, or a designated committee thereof, may reject any stockholder's nomination or stockholder's proposal which is not timely made in accordance with the provisions of this Section 13. If the Board of Directors, or a designated committee thereof, determines

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that the information provided in a stockholder's notice does not comply with the requirements of this Section 13 in any material respect, the Secretary of the corporation shall notify the stockholder of the deficiency. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within five (5) days from the date such deficiency notice is given to the stockholder, or such shorter time as may reasonably be deemed appropriate by the Board or committee. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this
Section 13 in any material respect, then the Board of Directors or committee may reject such stockholder's notice.

     (f) Notwithstanding the procedures set forth is Section 13(e) hereof, if the Board of Directors or any committee thereof does not make a determination as to whether a stockholder's notice complies with the provisions of this Section 13, the chairman of the meeting shall make the determination and declare at the meeting whether the stockholder has so complied. If the chairman determines that the stockholder has not so complied, then unless the chairman in his or her sole and absolute discretion waives such noncompliance, the chairman shall declare at the meeting that the stockholder's nomination or proposal was not properly made and the defective nomination or stockholder proposal shall be disregarded.




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